Exhibit 99.2

SMTC Corporation	NEWS RELEASE

www.smtc.com	Nasdaq: SMTX
investorrelations@smtc.com	Toronto Stock Exchange: SMX

FOR IMMEDIATE RELEASE

Tuesday, August 7, 2007

SMTC Reports Second Quarter Results

Reports Year over Year Growth in Revenue, Double Digit Growth YTD and Cash

Generation

TORONTO – August 7, 2007 – SMTC Corporation (Nasdaq: SMTX, TSE: SMX), a global electronics manufacturing services provider, announced today its results for the second quarter ended July 1, 2007 which are expressed in US dollars.

SMTC Corporation reported revenue of $66.1 million and net income of $0.1 million, or $0.01 per share, for the second quarter ended July 1, 2007, compared with revenue of $61.1 million and net income of $1.3 million, or $0.09 per share, for the quarter ended July 2, 2006. Second quarter net income includes a $1.0 million charge for stock-based compensation, primarily the result of marked-to-market deferred stock unit liabilities reflecting the sharp rise in the Company’s stock price during the second quarter.

Second Quarter Highlights

•

Revenue growth in second quarter revenue to $66.1 million, an 8% increase over the second quarter of 2006. This growth was led by a diversified, long-standing customer base and new customers added in late 2006.

•	12% revenue growth for the first six months of 2007 over the comparable period last year

•

Net income of $0.1 million, or $0.01 per share, for the second quarter ended July 1, 2007, compared with net income of $1.3 million, or $0.09 per share, for the quarter ended July 2, 2006. Second quarter net income includes a $1.0 million charge for stock-based compensation, primarily the result of marked-to-market deferred stock unit liabilities reflecting the sharp rise in the Company’s stock price during the second quarter.

•	Net income for the first half of the year increased by 27% to $2.9 million compared to $2.3 million in the same period of 2006.

•	Gross profit of $5.8 million, or 8.8% of revenue for the second quarter of 2007, compared with near record profit margins in 2006 of $6.8 million, or 11.1% of revenue, for the second quarter of 2006.

•	This quarter’s margins were affected by sales mix and marginally higher manufacturing costs.

•	EBITDA* of $2.9 million in the quarter, compared with $3.8 million last year. EBITDA* for the first half of the year increased to $7.2 million, compared to $7.1 million in the same period of 2006.

•

Generated cash from operations of $8.7 million in the quarter and $12.6 million for the first half of 2007. This compares favorable with cash usage in the same periods last year of $7.6 million and $13.6 million respectively.

“Excluding the effect of the significant charge for stock based compensation, our first half of 2007 results met our expectations with continuing growth in both revenue and earnings year over year. Our focus on improving working capital is showing positive results with over $12 million in positive cash flow for the first half of the year.” stated John Caldwell, President and Chief Executive Officer.

“The second quarter marked a significant strengthening of our balance sheet”, stated Jane Todd, Senior Vice President Finance and Chief Financial Officer. “The Company generated $8.7 million from operations, including an $8.2 million reduction in inventory. We also successfully negotiated a new, improved five year credit facility providing the corporation with a solid long term debt structure with increased flexibility and expected reduction in interest expense of approximately $1 million on an annualized basis. This positions us well for future growth.”

“We expect our second half revenue to be affected by some softening in certain of our customers’ end market demand. Accordingly, the back half of the year is expected to be more challenging than originally anticipated with revenue and earnings excluding stock based compensation somewhat lower than the first six months of 2007. Nevertheless, we expect to produce revenue growth for the more...

full year and reduce debt through significant positive cash flow. Early in the third quarter, we trimmed costs to align our cost structure with forecast revenue,” stated John Caldwell. Our business is ultimately tied to the success of our customers. We have solid relationships with our customers and continue to add new customers every year. We are confident SMTC will continue our growth trend in 2008.

*	EBITDA is a non-GAAP measure. EBITDA is computed as Net income from continuing operations excluding depreciation, amortization, interest and income tax expense. SMTC Corporation provides this non-GAAP calculation of EBITDA as supplemental information regarding the operational performance of SMTC Corporation’s core business. EBITDA is used by SMTC Corporation to provide a consistent method of comparison to historical periods and to the performance of competitors and peer group companies. SMTC Corporation believes that providing non-GAAP measures that management uses in its assessment of the business will allow its investors to better understand SMTC Corporation’s financial performance and to evaluate SMTC Corporation’s performance using the same methodology and information used by SMTC Corporation’s management. Non-GAAP measures are subject to material limitations as these measures are not in accordance with or an alternative for, Generally Accepted Accounting Principles and may be different from non-GAAP measures used by other companies.

About the Company: SMTC Corporation, founded in 1985, is a mid-size provider of end-to-end electronics manufacturing services (EMS) including PCBA production, systems integration and comprehensive testing services, enclosure fabrication, as well as product design, sustaining engineering and supply chain management services. SMTC facilities span a broad footprint in the United States, Canada, Mexico, and China, with over 1300 full time employees. SMTC services extend over the entire electronic product life cycle from the development and introduction of new products through to the growth, maturity and end-of-life phases. SMTC offers fully integrated contract manufacturing services with a distinctive approach to global original equipment manufacturers (OEMs) and emerging technology companies primarily within industrial, computing and communication market segments. SMTC is a public company incorporated in Delaware with its shares traded on the Nasdaq National Market System under the symbol SMTX and on the Toronto Stock Exchange under the symbol SMX. For further information on SMTC Corporation, please visit our website at www.smtc.com (http://www.smtc.com/)

Note for Investors: The statements contained in this release that are not purely historical are forward-looking statements which involve risk and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. These statements may be identified by their use of forward-looking terminology such as “believes”, “expect”, “may”, “should”, “would”, “will”, “intends”, “plans”, “estimates”, “anticipates” and similar words, and include, but are not limited to, statements regarding the expectations, intentions or strategies of SMTC Corporation. For these statements, we claim the protection of the safe harbor for forward-looking statements provisions contained in the Private Securities Litigation Reform Act of 1995. Risks and uncertainties that may cause future results to differ from forward-looking statements include the challenges of managing quickly expanding operations and integrating acquired companies, fluctuations in demand for customers’ products and changes in customers’ product sources, competition in the EMS industry, component shortages, and others discussed in the Company’s most recent filings more...

with securities regulators in the United States and Canada. The forward-looking statements contained in this release are made as of the date hereof and the Company assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ materially from those projected in the forward-looking statements.

For additional information, please contact:

Jane Todd

Senior Vice President Finance and Chief Financial Officer

(905) 413-1300

jane.todd@smtc.com

###

Company Financials To Follow

Consolidated Statements of Operations

(Unaudited)

	Three months ended		Six months ended
(Expressed in thousands of U.S. dollars, except number of shares and per share amounts)	July 1, 2007	July 2, 2006	July 1, 2007	July 2, 2006
Revenue	$66,110	$61,143	$135,587	$121,050
Cost of sales	60,265	54,308	123,265	108,150

Gross profit	5,845	6,835	12,322	12,900
Selling, general and administrative expenses	4,118	4,229	7,690	8,141

Operating earnings	1,727	2,606	4,632	4,759
Interest expense	1,582	1,227	3,264	2,391

Earnings before income taxes	145	1,379	1,368	2,368
Income tax (recovery) expense
Current	35	43	(1,445)	81
Deferred	—		(98)	—

	35	43	(1,543)	81

Net earnings, also being comprehensive income	$110	$1,336	$2,911	$2,287

Basic earnings per share	$0.01	$0.09	$0.20	$0.16
Diluted earnings per share	$0.01	$0.09	$0.20	$0.15

Weighted average number of shares outstanding
Basic	14,646,333	14,641,333	14,646,333	14,641,333
Diluted	14,994,949	14,909,131	14,923,935	14,872,804

Consolidated Balance Sheets as of

(Unaudited)

(Expressed in thousands of U.S. dollars)	July 1, 2007	December 31, 2006
Assets

Current assets:
Cash	$1,200	$—
Accounts receivable—net	39,523	$45,160
Inventories	36,542	42,851
Prepaid expenses	1,593	1,280

	78,858	89,291
Property, plant and equipment—net	23,744	24,804
Deferred financing fees	640	1,310
Deferred income taxes	660	557

	$103,902	$115,962

Liabilities and Shareholders’ Equity

Current liabilities:
Accounts payable	$34,419	$36,730
Accrued liabilities	8,616	10,253
Income taxes payable	354	1,979
Current portion of long-term debt	3,071	22,405
Current portion of capital lease obligations	579	541

	47,039	71,908

Long-term debt	28,759	18,632
Capital lease obligations	1,171	1,531
Commitments and contingencies

Shareholders’ equity:
Capital stock	8,990	11,969
Warrants	10,372	10,372
Loans receivable	(5)	(5)
Additional paid-in capital	247,611	244,501
Deficit	(240,035)	(242,946)

	26,933	23,891

	$103,902	$115,962

Consolidated Statements of Cash Flows

(Unaudited)

	Three months ended		Six months ended
(Expressed in thousands of U.S. dollars)
Cash provided by (used in):	July 1, 2007	July 2, 2006	July 1, 2007	July 2, 2006
Operations:
Net earnings (loss)	$110	$1,336	$2,911	$2,287
Items not involving cash:
Depreciation	1,222	1,153	2,531	2,298
Other	—	—	—	46
Deferred income taxes	(15)	37	(103)	37
Non-cash interest	812	724	1,096	893
Stock-based compensation	1,001	57	1,067	117

	3,130	3,307	7,502	5,678
Change in non-cash operating working capital:
Accounts receivable	5,393	(4,753)	5,637	(11,754)
Inventories	8,251	(10,592)	6,309	(12,896)
Prepaid expenses	(326)	591	(313)	156
Income taxes recoverable/payable	32	18	(1,625)	(36)
Accounts payable	(5,097)	5,347	(2,312)	8,518
Accrued liabilities	(2,726)	(1,533)	(2,572)	(3,280)

	8,657	(7,615)	12,626	(13,614)

Financing:

(Decrease) increase in long-term debt	—	9,968	—	17,693
Repayment of long-term debt	(6,103)	(911)	(9,633)	(1,900)
Principal payment of capital lease obligations	(192)	(437)	(322)	(863)

	(6,295)	8,620	(9,955)	14,930
Investing:

Purchase of property, plant and equipment	(1,162)	(1,005)	(1,471)	(1,316)

	(1,162)	(1,005)	(1,471)	(1,316)

Increase in cash and cash equivalents	1,200	—	1,200	—
Cash and cash equivalents, beginning of period	—	—	—	—

Cash, end of the period	$1,200	$—	$1,200	$—

Supplementary Information:

Reconciliation of EBITDA

	Three months ended		Six months ended
	July 1, 2007	July 2, 2006	July 1, 2007	July 2, 2006
Operating earnings	$1,727	$2,606	$4,632	$4,759
Add:
Depreciation	1,222	1,153	2,531	2,298

EBITDA	2,949	3,759	7,163	7,057